UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

EQUITABLE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT FOR 2025 ANNUAL MEETING OF STOCKHOLDERS to be held on May 21, 2025

On April 4, 2025, Equitable Holdings, Inc., (the “Company”) filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) with the Securities and Exchange Commission and mailed proxy materials to stockholders who held the Company’s common stock as of March 24, 2025, including a Notice of Annual Meeting of Stockholders, for the 2025 Annual Meeting of Stockholders, to be held on Wednesday, May 21, 2025, at 8:00 a.m., Eastern Time, for the purposes set forth in the Definitive Proxy Statement (the “Annual Meeting”).

This Supplement supplements the Definitive Proxy Statement in order to add information regarding director attendance at the Company’s Board of Directors and committee meetings inadvertently excluded from the Definitive Proxy Statement. This supplemental information should be read in conjunction with the Definitive Proxy Statement.

Except as supplemented by the information contained in this Supplement, all information set forth in the Definitive Proxy Statement remains accurate in all material respects and should be considered in casting your vote by proxy or at the Annual Meeting.

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Definitive Proxy Statement.

As a stockholder, your vote is very important, and the Board strongly encourages you to exercise your right to vote. The previously provided proxy materials include instructions for voting.

SUPPLEMENT TO ORIGINAL DEFINITIVE PROXY STATEMENT

Board Meetings and Director Attendance

Our Board held five meetings during the year ended December 31, 2024. In 2024, each director attended at least 93% of the meetings of the Board and the Board committees on which he or she served. Directors are expected to attend our annual meeting, and all of our directors then serving on the Board attended our 2024 annual meeting.